UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 3, 2004

AMERICA FIRST APARTMENT INVESTORS, INC.

(Exact name of registrant as specified in its charter)

      Maryland                  000-49986                    47-0858301

(State of Formation) (Commission File Number) (IRS Employer Identification Number)

    1004 Farnam Street, Suite 400

           Omaha, Nebraska                          68102

(Address of principal executive offices) (Zip Code)

                    (402) 444-1630

(Registrants' telephone number, including area code)

               Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Contract

On September 3, 2004, America First Apartment Investors, Inc. (the "Registrant") entered into a definitive Agreement of Purchase and Sale (the "Purchase Agreement") by and between the Registrant and Gables Realty Limited Partnership, a Delaware limited partnership, Gables GP, Inc., a Texas corporation and Gables-Tennessee Properties, L.L.C., a Tennessee limited liability company ("GTP") under which the Registrant will acquire the entire equity interest in a newly-formed entity that will acquire a 548-unit apartment complex in Antioch, Tennessee known as Gables Hickory Hollow (the "Property") from GTP. The purchase price for the Property will be $29,900,000, of which approximately $3,750,000 will be paid in cash and approximately $26,150,000 of which will be paid through the assumption of existing tax-exempt mortgage debt on the Property.

The purchase of the Property under the Purchase Agreement is subject to numerous customary conditions, including the satisfactory conclusion by the Registrant of its due diligence review of the Property. The Registrant has the right to terminate the Purchase Agreement before 5:00 p.m. on October 4, 2004 for any reason and will be entitled to a return of its earnest deposit. The purchase of the Property is expected to close before December 31, 2004.

There are no material relationships between the Registrant and Gables Realty Limited Partnership, Gables GP, Inc., or GTP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICA FIRST APARTMENT INVESTORS, INC.

By   /s/ John H. Cassidy

John H. Cassidy, President and Chief Executive Officer

Dated: September 8, 2004